July 23, 1999                                                        Exhibit 5.1



US SEARCH.com Inc.
9107 Wilshire Boulevard, Suite 700
Beverly Hills, CA 90210


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by US SEARCH.com Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 2,918,023 shares of the Company's Common Stock, $.001 par value (the "Shares"), with respect to (a) 2,600,650 of the Shares issuable pursuant to its Amended and Restated 1998 Stock Incentive Plan (the "Stock Incentive Plan") and (b) 317,373 of the Shares issuable pursuant to its 1999 Non-Employee Directors' Stock Option Plan (the "Non-Employee Directors' Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, and By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Stock Incentive Plan, the Non-Employee Directors' Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By:  /s/ Alan C. Mendelson
   -------------------------------
     Alan C. Mendelson